Exhibit 4(vi)

TENTH SUPPLEMENTAL INDENTURE DATED AS OF DECEMBER 30, 2010, BETWEEN MAYTAG CORPORATION, WHIRLPOOL CORPORATION AND THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

This TENTH SUPPLEMENTAL INDENTURE, dated as of December 30, 2010 (the “Supplemental Indenture”), among Maytag Corporation, a Delaware corporation (the “Company”), Whirlpool Corporation, a Delaware corporation (“Whirlpool”), and The Bank of New York Mellon Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America (as successor in interest to J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, N.A., as successor in interest to The First National Bank of Chicago), as trustee, (the “Trustee”).

WHEREAS, the Company is a direct wholly-owned subsidiary of Whirlpool;

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of June 15, 1987 (the “Indenture”), as supplemented and amended, providing for the creation and issuance by the Company of 6.45% Medium-Term Notes due 2014 and 5.0% Medium-Term Notes due 2015 (together, the “Securities”);

WHEREAS, the Company and Whirlpool have agreed that the Company shall assign all of its U.S. operating assets except certain excluded assets to Whirlpool and that Whirlpool shall assume, among other things, the Company’s obligations under the Securities and the Indenture;

WHEREAS, Section 801 of the Indenture provides that a Person that acquires all or substantially all of the property and assets of the Company may assume the obligations of the Company for the due and punctual payment of the principal of (and premium, if any) and interest, if any, on the Securities, and the due and punctual performance and observance of every term, covenant and condition of the Indenture and such Securities to be kept or preformed by the Company (together, the “Indenture Obligations”);

WHEREAS, to affirm the assumption of the Indenture Obligations of the Company as provided in the Indenture and this Supplemental Indenture, Whirlpool desires to enter into this Supplemental Indenture with the Company and the Trustee thereby becoming the Company under the Indenture and the Securities;

WHEREAS, Section 901 of the Indenture provides that the Company, Whirlpool and the Trustee may enter into a supplemental indenture without obtaining the consent of any Holders of the Securities to amend the Indenture and the Securities to evidence the assumption by Whirlpool of the Indenture Obligations;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action of each party hereto, and all things necessary have been done to make this Supplemental Indenture a valid agreement of the parties hereto.

NOW, THEREFORE, the Company, Whirlpool and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

ASSUMPTION OF OBLIGATIONS

SECTION 1.1                Assumption of Obligations. In accordance with Section 801 of the Indenture, Whirlpool hereby expressly assumes all of the Indenture Obligations of the Company.

SECTION 1.2                Successor Corporation Substituted. In accordance with Section 804 of the Indenture, Whirlpool is hereby substituted for and shall succeed to the Company under the Indenture and the Securities, and may exercise every right and power of the Company under the Indenture and the Securities with the same effect as if Whirlpool had initially been named as the Company thereto, and the Company is hereby released from all liability as obligor under the Indenture and the Securities. Upon execution of this Supplemental Indenture, the Company shall cease to be the Company under the Indenture and the Securities.

SECTION 1.3                Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

MISCELLANEOUS

SECTION 2.1                Effect of Supplemental Indenture. As of the date of this Supplemental Indenture, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

SECTION 2.2                Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.3                Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.4                Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

SECTION 2.5                Severability In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.6                Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.7                Headings The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.8                Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

SECTION 2.9                Successors. All agreements of the parties in this Supplemental Indenture shall bind their respective successors.

SECTION 2.10                Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.11                Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of Illinois but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 2.12                Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

MAYTAG CORPORATION

By:	/s/ ROBERT J. LAFOREST
Name: Robert J. LaForest Title: Vice President and Secretary

WHIRLPOOL CORPORATION

By:	/s/ MARGARET M. MCLEOD
Name: Margaret M. McLeod Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY N.A. as trustee

By:	/s/ LAWRENCE M. KUSCH
Name: Lawrence M. Kusch Title: Vice President